     LIFE INSURED JOHN M DOE

    POLICY NUMBER 12 345 678


FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY.

ADJUSTABLE DEATH BENEFIT.

FLEXIBLE PREMIUMS PAYABLE TO THE MATURITY DATE OR UNTIL PRIOR DEATH OF THE LIFE INSURED.

POLICY VALUES ALLOCATED TO AN INVESTMENT ACCOUNT REFLECT THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS.

INVESTMENT OPTIONS ARE DESCRIBED IN THE "POLICY VALUE COMPOSITION" AND THE "INVESTMENT OPTIONS" PROVISIONS.

NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS).


In this policy "you" and "your" refer to the owner of the policy. "We", "us" and "our" refer to The Manufacturers Life Insurance Company of New York.

If the life insured is living on the Maturity Date, we will pay you the Net Cash Surrender Value of the policy.

If the life insured dies while the policy is in force, we will pay the Insurance Benefit to the beneficiary, subject to the provisions of the policy. The life insured and the beneficiary are named on page 3 and in the application for this policy, a copy of which is attached to this policy. The Death Benefit is described in the "Insurance Benefit" provision.


YOUR NET PREMIUMS ARE ADDED TO YOUR POLICY VALUE. YOU MAY ALLOCATE THEM TO ONE OR MORE OF THE INVESTMENT ACCOUNTS AND TO THE FIXED ACCOUNT.

THE PORTION OF YOUR POLICY VALUE THAT IS IN AN INVESTMENT ACCOUNT WILL VARY FROM DAY TO DAY. THE AMOUNT IS NOT GUARANTEED; IT MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS FOR THE INVESTMENT ACCOUNTS THAT YOU HAVE CHOSEN.

THE PORTION OF YOUR POLICY VALUE THAT IS IN THE FIXED ACCOUNT WILL ACCUMULATE, AFTER DEDUCTIONS, AT RATES OF INTEREST WE DETERMINE. SUCH RATES WILL NOT BE LESS THAN AN EFFECTIVE ANNUAL RATE OF 4%.

THE AMOUNT OF THE INSURANCE BENEFIT, OR THE DURATION OF THE INSURANCE COVERAGE, OR BOTH, MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS AND MAY INCREASE OR DECREASE AS DESCRIBED IN THE "INSURANCE BENEFIT" PROVISION.

READ YOUR POLICY CAREFULLY.  IT IS A CONTRACT BETWEEN YOU AND US.


RIGHT TO RETURN POLICY. IF FOR ANY REASON YOU ARE NOT SATISFIED WITH YOUR POLICY, YOU MAY RETURN IT FOR CANCELLATION BY DELIVERING OR MAILING IT TO US OR TO THE AGENT WHO SOLD IT. IF THIS POLICY DOES NOT REPLACE ANOTHER POLICY, YOU MAY RETURN IT WITHIN TEN DAYS AFTER RECEIVING IT AND WE WILL REFUND IN FULL THE PAYMENT MADE. IF IT REPLACES ANOTHER POLICY, YOU MAY RETURN IT WITHIN SIXTY DAYS AFTER RECEIVING IT AND WE WILL REFUND THE POLICY VALUE AS OF THE DATE WE RECEIVE THE POLICY, PLUS ANY CHARGES AND DEDUCTIONS TAKEN FOR THE POLICY. THE POLICY WILL BE VOID FROM THE BEGINNING.


              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

        Home Office: 100 Summit Lake Drive, 2nd Floor, Valhalla, NY 10595


/s/ James D. Gallagher    /s/ Kimberly S. Ciccarelli    [MANULIFE NEW YORK LOGO]
        President                  Secretary

                                TABLE OF CONTENTS


                                                                            PAGE

               Policy Information.........................................     3
               Table Of Guaranteed Maximum Cost Of Insurance Rates........     4
               Definitions................................................     5
               Qualification As Life Insurance............................     6
               Payment Of Premiums........................................     6
               No-Lapse Guarantee.........................................     7
               Policy Termination.........................................     7
               Reinstatement..............................................     8
               Maturity Benefit...........................................     8
               Insurance Benefit..........................................     8
               Policy Value...............................................     9
               Policy Value Composition...................................    11
               Separate Account And Sub-Accounts..........................    11
               Investment Options.........................................    13
               Policy Loan Conditions.....................................    14
               Changing The Death Benefit Option Or The Face Amount.......    16
               Surrender And Withdrawals..................................    17
               Conversion Privilege.......................................    19
               Right To Postpone Payment Of Benefits......................    19
               Right To Cancel Increases..................................    19
               Suicide....................................................    19
               Beneficiary................................................    20
               Ownership And Assignment...................................    20
               Protection Against Creditors...............................    20
               Currency And Place Of Payment..............................    21
               Contract...................................................    21
               Validity...................................................    21
               Non-Participating..........................................    21
               Age And Sex................................................    21
               Flexible Factors...........................................    21
               How Values Are Computed....................................    22
               Annual Statement...........................................    22
               Tax Considerations.........................................    22

               Any endorsements, any supplementary benefits, and a copy of the application, follow page 22.

                               POLICY INFORMATION




      LIFE INSURED   JOHN M. DOE                    AGE AT POLICY DATE:       35

     POLICY NUMBER   12 345 678                       POLICY DATE:  JUL  1, 2002
                                                       ISSUE DATE:  AUG  1, 2002
                                                    MATURITY DATE:  JUL  1, 2067




             OWNER   JOHN M. DOE

       BENEFICIARY   AS DESIGNATED IN THE APPLICATION OR SUBSEQUENTLY CHANGED

      PREMIUM MODE   ANNUALLY

      BEGINNING ON
    MON  DAY  YEAR   PLANNED PREMIUM
    JUL   01  2002   $600.00


LIFE INSURANCE COVERAGE MAY EXPIRE PRIOR TO THE MATURITY DATE IF PREMIUMS PAID ARE INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE.

KEEPING THE POLICY AND COVERAGE IN FORCE WILL BE AFFECTED BY FACTORS SUCH AS:
CHANGES IN THE CURRENT COST OF INSURANCE RATES; THE AMOUNT, TIMING AND FREQUENCY OF PREMIUM PAYMENTS; THE INTEREST RATE BEING CREDITED TO THE FIXED ACCOUNT; THE INVESTMENT EXPERIENCE OF THE SUB-ACCOUNTS; CHANGES TO THE DEATH BENEFIT OPTION; CHANGES IN THE FACE AMOUNT; LOAN ACTIVITY; PARTIAL WITHDRAWALS; AND DEDUCTIONS FOR ANY ATTACHED RIDERS. ALSO REFER TO THE "POLICY TERMINATION" PROVISION OF YOUR POLICY.

SUBJECT TO THE GUARANTEES OF THIS POLICY, WE RESERVE THE RIGHT TO CHANGE THE CURRENT COST OF INSURANCE RATE DEDUCTIONS AND THE CURRENT INTEREST RATE BEING CREDITED TO THE FIXED ACCOUNT. THESE CHANGES MAY REQUIRE MORE PREMIUM TO BE PAID THAN THE PLANNED PREMIUM SHOWN, OR CAUSE THE CASH VALUE TO BE LESS THAN WAS ILLUSTRATED.





PLAN DETAILS, RISK CLASSIFICATION AND ADDITIONAL RATING ARE SHOWN ON THE NEXT PAGE.


                                   PAGE 3.0A

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678





      LIFE INSURED   JOHN M. DOE

     POLICY NUMBER   12 345 678

              PLAN   FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE
                     NON-PARTICIPATING

       FACE AMOUNT   $100,000.00

     DEATH BENEFIT   OPTION 1

               SEX   MALE

              RISK
    CLASSIFICATION   NON-SMOKER, STANDARD CLASS


        ADDITIONAL
            RATING   NOT APPLICABLE


                                   PAGE 3.0B

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                                TABLE OF CHARGES



PREMIUM LOAD:

     10% OF EACH PREMIUM PAID DURING THE FIRST 5 POLICY YEARS.
     2% OF EACH PREMIUM PAID DURING EACH POLICY YEAR THEREAFTER.


MONTHLY ADMINISTRATION CHARGE:

     $15.00 PER POLICY MONTH.


MORTALITY AND EXPENSE RISKS CHARGE:

     0.1000% IS DEDUCTED MONTHLY FROM EACH INVESTMENT ACCOUNT VALUE FOR 15 POLICY YEARS AND THEN REDUCES TO 0.0250% THEREAFTER.


MONTHLY COST OF INSURANCE CHARGE:

     SEE THE MONTHLY DEDUCTIONS SECTION OF THE POLICY VALUE PROVISION FOR DETAILS. THE COST OF ANY SUPPLEMENTARY BENEFIT IS DESCRIBED IN THE SUPPLEMENTARY BENEFIT PAGE ATTACHED TO THIS POLICY.


                                   PAGE 3.1A

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

SURRENDER CHARGE:



A SURRENDER CHARGE WILL BE DEDUCTED FROM YOUR POLICY VALUE UNDER CERTAIN CONDITIONS AND WILL REDUCE OVER TIME ACCORDING TO THE GRADING PERCENTAGES SHOWN IN THE TABLE BELOW. SEE THE POLICY VALUE, CHANGING THE DEATH BENEFIT OPTION OR FACE AMOUNT, SURRENDER AND WITHDRAWALS PROVISIONS FOR DETAILS.


THE SURRENDER CHARGE IS DETERMINED AS FOLLOWS:

FOR THE INITIAL FACE AMOUNT

(I)     $8.50 MULTIPLIED BY EACH $1,000 OF FACE AMOUNT; PLUS

(II)    80% OF THE SURRENDER CHARGE PREMIUM LIMIT SHOWN ON PAGE 3.2.

FOR AN INCREASE IN FACE AMOUNT


(I)     $8.50 MULTIPLIED BY EACH $1,000 OF FACE AMOUNT INCREASE; PLUS

(II)    80% OF THE SURRENDER CHARGE PREMIUM LIMIT FOR THE INCREASE.


             TABLE OF GRADING PERCENTAGES DURING THE SURRENDER CHARGE PERIOD (APPLICABLE TO THE INITIAL FACE AMOUNT AND SUBSEQUENT INCREASES)

                    SURRENDER              GRADING
                  CHARGE PERIOD          PERCENTAGE
                        1                   100%
                        2                    90%
                        3                    80%
                        4                    70%
                        5                    60%
                        6                    50%
                        7                    40%
                        8                    30%
                        9                    20%
                        10                   10%
                        11                    0%


           GRADING PERCENTAGE SHOWN IS AT BEGINNING OF POLICY YEAR. PROPORTIONATE GRADING PERCENTAGE APPLIES FOR OTHER POLICY MONTHS.


                                   PAGE 3.1B

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                                 TABLE OF VALUES

REFER TO YOUR POLICY PROVISIONS FOR DETAILS ON THE TERMS AND VALUES SHOWN IN THIS TABLE.

LIFE INSURANCE QUALIFICATION TEST                                GUIDELINE
                                                                 PREMIUM TEST
     GUIDELINE SINGLE PREMIUM                                    $16,872.05
     GUIDELINE LEVEL PREMIUM                                     $1,371.94

ANNUAL NO-LAPSE GUARANTEE PREMIUM                                $504.96
NO-LAPSE GUARANTEE PERIOD                                        FIRST 17 POLICY
                                                                 YEARS
MINIMUM FACE AMOUNT                                              $100,000.00
MINIMUM FACE AMOUNT INCREASE OR DECREASE                         $50,000.00
TRANSFER FEE                                                     $25.00
(FOR TRANSFERS IN EXCESS OF 12 IN A POLICY YEAR)
MAXIMUM ASSET ALLOCATION BALANCER CHARGE                         $15.00
MAXIMUM DOLLAR COST AVERAGING CHARGE                             $5.00
FIXED ACCOUNT MAXIMUM TRANSFER PERCENTAGE                        15%
FIXED ACCOUNT MAXIMUM TRANSFER AMOUNT                            $500.00
MINIMUM GUARANTEED ANNUAL FIXED ACCOUNT RATE                     4%
LOAN INTEREST CHARGED RATE
     FIRST 10 POLICY YEARS                                       5.25%
     THEREAFTER                                                  4.00%
LOAN INTEREST CREDITED DIFFERENTIAL
     FIRST 10 POLICY YEARS                                       1.25%
     THEREAFTER                                                  0%
DEATH BENEFIT DISCOUNT FACTOR                                    1.0032737
FIRST YEAR GUARANTEED MONTHLY COST OF INSURANCE
RATE PER THOUSAND                                                $0.1189
SURRENDER CHARGE PREMIUM LIMIT                                   $504.96
DEATH BENEFIT GUARANTEE PREMIUM                                  $1,371.94


                                    PAGE 3.2

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                                 TABLE OF VALUES

REFER TO YOUR POLICY PROVISIONS FOR DETAILS ON THE TERMS AND VALUES SHOWN IN THIS TABLE.

LIFE INSURANCE QUALIFICATION TEST                              CASH VALUE
                                                               ACCUMULATION TEST
ANNUAL NO-LAPSE GUARANTEE PREMIUM                              $504.96
NO-LAPSE GUARANTEE PERIOD                                      FIRST 17 POLICY
                                                               YEARS
MINIMUM FACE AMOUNT                                            $100,000.00
MINIMUM FACE AMOUNT INCREASE OR DECREASE                       $50,000.00
TRANSFER FEE                                                   $25.00
(FOR TRANSFERS IN EXCESS OF 12 IN A POLICY YEAR)
MAXIMUM ASSET ALLOCATION BALANCER CHARGE                       $15.00
MAXIMUM DOLLAR COST AVERAGING CHARGE                           $5.00
FIXED ACCOUNT MAXIMUM TRANSFER PERCENTAGE                      15%
FIXED ACCOUNT MAXIMUM TRANSFER AMOUNT                          $500.00
MINIMUM GUARANTEED ANNUAL FIXED ACCOUNT RATE                   4%
LOAN INTEREST CHARGED RATE
     FIRST 10 POLICY YEARS                                     5.25%
     THEREAFTER                                                4.00%
LOAN INTEREST CREDITED DIFFERENTIAL
     FIRST 10 POLICY YEARS                                     1.25%
     THEREAFTER                                                0%
DEATH BENEFIT DISCOUNT FACTOR                                  1.0032737
FIRST YEAR GUARANTEED MONTHLY COST OF INSURANCE
RATE PER THOUSAND                                              $0.1189
SURRENDER CHARGE PREMIUM LIMIT                                 $504.96
DEATH BENEFIT GUARANTEE PREMIUM                                $1,371.94


(THIS ALTERNATIVE PAGE APPLIES WHEN THE CASH VALUE ACCUMULATION TEST IS ELECTED)


                                    PAGE 3.2

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

                            LIST OF INVESTMENT FUNDS


THE SEPARATE ACCOUNT IS AUTHORIZED TO INVEST IN SHARES OF MANUFACTURERS INVESTMENT TRUST OR ANOTHER INVESTMENT COMPANY. EACH SUB-ACCOUNT OF THE SEPARATE ACCOUNT PURCHASES SHARES IN THE FUNDS LISTED BELOW. WE WILL INFORM YOU OF ANY CHANGES IN THE AVAILABLE FUNDS.

YOU MAY ALLOCATE NET PREMIUMS TO ANY OF THE FUNDS. YOUR INITIAL INVESTMENT ALLOCATION IS SHOWN IN THE APPLICATION FOR THE POLICY.

SEE THE FOLLOWING PROVISIONS FOR DETAILS: POLICY VALUE, POLICY VALUE COMPOSITION, SEPARATE ACCOUNT AND SUB-ACCOUNTS, AND INVESTMENT OPTIONS.

MANUFACTURERS INVESTMENT TRUST PORTFOLIOS AND INVESTMENT OBJECTIVES

(1) THE INTERNET TECHNOLOGIES TRUST SEEKS TO PROVIDE LONG-TERM CAPITAL APPRECIATION.

(2) THE PACIFIC RIM EMERGING MARKETS TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL.

(3) THE TELECOMMUNICATIONS TRUST SEEKS TO PROVIDE CAPITAL APPRECIATION. A SECONDARY OBJECTIVE IS TO EARN INCOME.

(4) THE SCIENCE AND TECHNOLOGY TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL. CURRENT INCOME IS INCIDENTAL TO THE PORTFOLIO'S OBJECTIVE.

(5) THE INTERNATIONAL SMALL CAP TRUST SEEKS TO PROVIDE LONG-TERM CAPITAL APPRECIATION.

(6)       THE HEALTH SCIENCES TRUST SEEKS TO PROVIDE LONG-TERM CAPITAL
          APPRECIATION.

(7)       THE AGGRESSIVE GROWTH TRUST SEEKS TO PROVIDE LONG-TERM CAPITAL
          APPRECIATION.

(8)       THE EMERGING SMALL COMPANY TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF
          CAPITAL.

(9) THE SMALL COMPANY BLEND TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL AND INCOME. GENERATION OF CURRENT DIVIDENDS WILL BE A SECONDARY CONSIDERATION.

(10) THE SMALL CAP INDEX TRUST SEEKS TO APPROXIMATE THE AGGREGATE TOTAL RETURN OF A SMALL CAP U.S. DOMESTIC EQUITY MARKET INDEX.

(11)      THE DYNAMIC GROWTH TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL.


                                   Page 3.3A

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

                            LIST OF INVESTMENT FUNDS


(12)      THE MID CAP GROWTH TRUST SEEKS TO PROVIDE CAPITAL APPRECIATION.

(13)      THE MID CAP OPPORTUNITIES TRUST SEEKS TO PROVIDE CAPITAL APPRECIATION.

(14)      THE MID CAP STOCK TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL.

(15)      THE ALL CAP GROWTH TRUST SEEKS TO PROVIDE LONG-TERM CAPITAL
          APPRECIATION.

(16)      THE FINANCIAL SERVICES TRUST SEEKS TO PROVIDE GROWTH OF CAPITAL.

(17)      THE OVERSEAS TRUST SEEKS TO PROVIDE GROWTH OF CAPITAL.

(18) THE INTERNATIONAL INDEX TRUST SEEKS TO APPROXIMATE THE AGGREGATE TOTAL RETURN OF A FOREIGN EQUITY MARKET INDEX.

(19)      THE INTERNATIONAL STOCK TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF
          CAPITAL.

(20)      THE INTERNATIONAL VALUE TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF
          CAPITAL.

(21)      THE CAPITAL APPRECIATION TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF
          CAPITAL.

(22) THE STRATEGIC OPPORTUNITIES TRUST SEEKS TO PROVIDE GROWTH OF CAPITAL (CURRENT INCOME IS A SECONDARY OBJECTIVE).

(23)      THE QUANTITATIVE MID CAP TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF
          CAPITAL.

(24) THE MID CAP INDEX TRUST SEEKS TO APPROXIMATE THE AGGREGATE TOTAL RETURN OF A MID CAP U.S. DOMESTIC EQUITY MARKET INDEX.

(25)      THE GLOBAL EQUITY TRUST SEEKS TO PROVIDE LONG-TERM CAPITAL
          APPRECIATION.

(26)      THE STRATEGIC GROWTH TRUST SEEKS TO PROVIDE CAPITAL APPRECIATION.

(27)      THE GROWTH TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL.

(28)      THE LARGE CAP GROWTH TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF
          CAPITAL.


                                   Page 3.3B

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

                            LIST OF INVESTMENT FUNDS

(29)      THE ALL CAP VALUE TRUST SEEKS TO PROVIDE CAPITAL APPRECIATION.

(30)      THE CAPITAL OPPORTUNITIES TRUST SEEKS TO PROVIDE CAPITAL APPRECIATION.

(31) THE TOTAL STOCK MARKET INDEX TRUST SEEKS TO APPROXIMATE THE AGGREGATE TOTAL RETURN OF A BROAD U.S. DOMESTIC EQUITY MARKET INDEX.

(32) THE QUANTITATIVE EQUITY TRUST SEEKS TO ACHIEVE INTERMEDIATE AND LONG-TERM GROWTH THROUGH CAPITAL APPRECIATION AND CURRENT INCOME BY INVESTING IN COMMON STOCKS AND OTHER EQUITY SECURITIES OF WELL ESTABLISHED COMPANIES WITH PROMISING PROSPECTS FOR PROVIDING AN ABOVE AVERAGE RATE OF RETURN.

(33) THE BLUE CHIP GROWTH TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL. CURRENT INCOME IS A SECONDARY OBJECTIVE.

(34) THE UTILITIES TRUST SEEKS TO PROVIDE CAPITAL GROWTH AND CURRENT INCOME (INCOME ABOVE THAT AVAILABLE FROM A PORTFOLIO INVESTED ENTIRELY IN EQUITY SECURITIES).

(35) THE REAL ESTATE SECURITIES TRUST SEEKS TO ACHIEVE A COMBINATION OF LONG-TERM CAPITAL APPRECIATION AND CURRENT INCOME.

(36)      THE SMALL COMPANY VALUE TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF
          CAPITAL.

(37)      THE MID CAP VALUE TRUST SEEKS TO PROVIDE CAPITAL APPRECIATION.

(38) THE VALUE TRUST SEEKS TO REALIZE AN ABOVE-AVERAGE TOTAL RETURN OVER A MARKET CYCLE OF THREE TO FIVE YEARS, CONSISTENT WITH REASONABLE RISK.

(39) THE 500 INDEX TRUST SEEKS TO APPROXIMATE THE AGGREGATE TOTAL RETURN OF A BROAD U.S. DOMESTIC EQUITY MARKET INDEX.

(40) THE TACTICAL ALLOCATION TRUST SEEKS TO PROVIDE TOTAL RETURN, CONSISTING OF LONG-TERM CAPITAL APPRECIATION AND CURRENT INCOME.

(41)      THE FUNDAMENTAL VALUE TRUST SEEKS TO PROVIDE GROWTH OF CAPITAL.

(42) THE GROWTH AND INCOME TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL AND INCOME CONSISTENT WITH PRUDENT INVESTMENT RISK.

(43) THE U.S. LARGE CAP VALUE TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL AND INCOME.


                                   Page 3.3C

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

                            LIST OF INVESTMENT FUNDS


(44) THE EQUITY-INCOME TRUST SEEKS TO PROVIDE SUBSTANTIAL DIVIDEND INCOME AND ALSO LONG-TERM CAPITAL APPRECIATION.

(45) THE INCOME AND VALUE TRUST SEEKS TO REALIZE THE BALANCED ACCOMPLISHMENT OF (A) CONSERVATION OF PRINCIPAL AND (B) LONG-TERM GROWTH OF CAPITAL AND INCOME.

(46)      THE BALANCED TRUST SEEKS TO PROVIDE CURRENT INCOME AND CAPITAL
          APPRECIATION.

(47) THE HIGH YIELD TRUST SEEKS TO REALIZE AN ABOVE-AVERAGE TOTAL RETURN OVER A MARKET CYCLE OF THREE TO FIVE YEARS, CONSISTENT WITH REASONABLE RISK.

(48) THE STRATEGIC BOND TRUST SEEKS TO PROVIDE A HIGH LEVEL OF TOTAL RETURN CONSISTENT WITH PRESERVATION OF CAPITAL.

(49) THE GLOBAL BOND TRUST SEEKS TO REALIZE MAXIMUM TOTAL RETURN CONSISTENT WITH PRESERVATION OF CAPITAL AND PRUDENT INVESTMENT MANAGEMENT.

(50) THE TOTAL RETURN TRUST SEEKS TO REALIZE MAXIMUM TOTAL RETURN CONSISTENT WITH PRESERVATION OF CAPITAL AND PRUDENT INVESTMENT MANAGEMENT.

(51) THE INVESTMENT QUALITY BOND TRUST SEEKS TO PROVIDE A HIGH LEVEL OF CURRENT INCOME CONSISTENT WITH THE MAINTENANCE OF PRINCIPAL AND LIQUIDITY.

(52) THE DIVERSIFIED BOND TRUST SEEKS TO REALIZE HIGH TOTAL RETURN CONSISTENT WITH THE CONSERVATION OF CAPITAL.

(53) THE U.S. GOVERNMENT SECURITIES TRUST SEEKS TO OBTAIN A HIGH LEVEL OF CURRENT INCOME CONSISTENT WITH PRESERVATION OF CAPITAL AND MAINTENANCE OF LIQUIDITY.

(54) THE MONEY MARKET TRUST SEEKS TO OBTAIN MAXIMUM CURRENT INCOME CONSISTENT WITH PRESERVATION OF PRINCIPAL AND LIQUIDITY.

(55) THE LIFESTYLE AGGRESSIVE 1000 TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL. CURRENT INCOME IS NOT A CONSIDERATION.


                                   Page 3.3D

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

                            LIST OF INVESTMENT FUNDS


(56) THE LIFESTYLE GROWTH 820 TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL WITH CONSIDERATION ALSO GIVEN TO CURRENT INCOME.

(57) THE LIFESTYLE BALANCED 640 TRUST SEEKS TO PROVIDE A BALANCE BETWEEN A HIGH LEVEL OF CURRENT INCOME AND GROWTH OF CAPITAL WITH A GREATER EMPHASIS GIVEN TO CAPITAL GROWTH.

(58) THE LIFESTYLE MODERATE 460 TRUST SEEKS TO PROVIDE A BALANCE BETWEEN A HIGH LEVEL OF CURRENT INCOME AND GROWTH OF CAPITAL WITH A GREATER EMPHASIS GIVEN ON INCOME.

(59) THE LIFESTYLE CONSERVATIVE 280 TRUST SEEKS TO PROVIDE A HIGH LEVEL OF CURRENT INCOME WITH SOME CONSIDERATION ALSO GIVEN TO GROWTH OF CAPITAL.


                                   Page 3.3E

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                              OF NET AMOUNT AT RISK

                                  MALE, SMOKER

     LIFE                           LIFE                          LIFE
   INSURED'S       MONTHLY       INSURED'S       MONTHLY       INSURED'S       MONTHLY
   ATTAINED          RATE         ATTAINED         RATE         ATTAINED         RATE
      AGE             $             AGE             $             AGE             $
      20            0.1925           47           0.6200           74           6.3883
      21            0.1941           48           0.6733           75           6.9808
      22            0.1916           49           0.7333           76           7.5916
      23            0.1883           50           0.7966           77           8.2100
      24            0.1841           51           0.8700           78           8.8258
      25            0.1783           52           0.9516           79           9.4575
      26            0.1733           53           1.0450           80          10.1325
      27            0.1716           54           1.1500           81          10.8675
      28            0.1700           55           1.2616           82          11.6833
      29            0.1716           56           1.3825           83          12.5858
      30            0.1750           57           1.5075           84          13.5408
      31            0.1808           58           1.6408           85          14.5166
      32            0.1866           59           1.7791           86          15.4816
      33            0.1958           60           1.9325           87          16.4216
      34            0.2066           61           2.1050           88          17.4475
      35            0.2191           62           2.2991           89          18.4600
      36            0.2341           63           2.5191           90          19.4741
      37            0.2533           64           2.7616           91          20.5100
      38            0.2750           65           3.0241           92          21.6108
      39            0.3000           66           3.2975           93          23.0250
      40            0.3283           67           3.5841           94          24.8458
      41            0.3616           68           3.8791           95          27.4966
      42            0.3958           69           4.1933           96          32.0458
      43            0.4350           70           4.5400           97          40.0166
      44            0.4758           71           4.9241           98          54.8316
      45            0.5225           72           5.3608           99          83.3333
      46            0.5691           73           5.8525


The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                              OF NET AMOUNT AT RISK

                                MALE, NON-SMOKER

     LIFE                           LIFE                          LIFE
   INSURED'S       MONTHLY       INSURED'S       MONTHLY       INSURED'S       MONTHLY
   ATTAINED          RATE         ATTAINED         RATE         ATTAINED         RATE
      AGE             $             AGE             $             AGE             $
      20             0.1400          47            0.3233          74            4.4100
      21             0.1391          48            0.3491          75            4.9000
      22             0.1366          49            0.3783          76            5.4216
      23             0.1341          50            0.4091          77            5.9700
      24             0.1308          51            0.4458          78            6.5391
      25             0.1266          52            0.4883          79            7.1433
      26             0.1233          53            0.5358          80            7.8058
      27             0.1216          54            0.5908          81            8.5433
      28             0.1200          55            0.6516          82            9.3766
      29             0.1200          56            0.7191          83           10.3158
      30             0.1200          57            0.7908          84           11.3425
      31             0.1225          58            0.8683          85           12.4333
      32             0.1250          59            0.9558          86           13.5666
      33             0.1291          60            1.0533          87           14.7325
      34             0.1341          61            1.1616          88           15.9075
      35             0.1408          62            1.2850          89           17.1075
      36             0.1475          63            1.4258          90           18.3491
      37             0.1566          64            1.5850          91           19.6533
      38             0.1666          65            1.7608          92           21.0625
      39             0.1783          66            1.9500          93           22.6358
      40             0.1908          67            2.1550          94           24.6375
      41             0.2058          68            2.3750          95           27.4966
      42             0.2208          69            2.6150          96           32.0458
      43             0.2383          70            2.8858          97           40.0166
      44             0.2558          71            3.2425          98           54.8316
      45             0.2766          72            3.5466          99           83.3333
      46             0.2991          73            3.9533


The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                              OF NET AMOUNT AT RISK

                                 FEMALE, SMOKER

     LIFE                           LIFE                          LIFE
   INSURED'S       MONTHLY       INSURED'S       MONTHLY       INSURED'S       MONTHLY
   ATTAINED          RATE         ATTAINED         RATE         ATTAINED         RATE
      AGE             $             AGE             $             AGE             $
      20             0.0966          47            0.4425          74            3.4783
      21             0.0983          48            0.4733          75            3.8866
      22             0.1008          49            0.5066          76            4.3266
      23             0.1025          50            0.5450          77            4.7883
      24             0.1058          51            0.5833          78            5.2691
      25             0.1075          52            0.6266          79            5.7841
      26             0.1116          53            0.6775          80            6.3550
      27             0.1150          54            0.7291          81            7.0000
      28             0.1183          55            0.7833          82            7.7366
      29             0.1233          56            0.8375          83            8.5725
      30             0.1291          57            0.8891          84            9.5541
      31             0.1341          58            0.9375          85           10.5350
      32             0.1400          59            0.9875          86           11.6491
      33             0.1458          60            1.0425          87           12.7225
      34             0.1550          61            1.1133          88           13.9358
      35             0.1616          62            1.1991          89           15.0891
      36             0.1741          63            1.3150          90           16.4175
      37             0.1900          64            1.4441          91           17.8333
      38             0.2075          65            1.5891          92           19.3783
      39             0.2275          66            1.7325          93           21.1291
      40             0.2500          67            1.8816          94           23.2758
      41             0.2775          68            2.0166          95           26.4433
      42             0.3033          69            2.1683          96           31.3116
      43             0.3300          70            2.3291          97           39.5808
      44             0.3566          71            2.5375          98           54.6541
      45             0.3841          72            2.7958          99           83.3333
      46             0.4125          73            3.1108


The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                              OF NET AMOUNT AT RISK

                               FEMALE, NON-SMOKER

     LIFE                           LIFE                          LIFE
   INSURED'S       MONTHLY       INSURED'S       MONTHLY       INSURED'S       MONTHLY
   ATTAINED          RATE         ATTAINED         RATE         ATTAINED         RATE
      AGE             $             AGE             $             AGE             $
      20            0.0841           47          0.2841            74            2.7516
      21            0.0850           48          0.3041            75            3.1100
      22            0.0866           49          0.3250            76            3.5033
      23            0.0875           50          0.3491            77            3.9258
      24            0.0900           51          0.3750            78            4.3775
      25            0.0908           52          0.4041            79            4.8708
      26            0.0933           53          0.4383            80            5.4266
      27            0.0950           54          0.4733            81            6.0633
      28            0.0975           55          0.5108            82            6.7991
      29            0.1000           56          0.5491            83            7.6466
      30            0.1033           57          0.5875            84            8.5858
      31            0.1058           58          0.6241            85            9.6150
      32            0.1091           59          0.6633            86           10.7150
      33            0.1125           60          0.7091            87           11.8925
      34            0.1183           61          0.7633            88           13.1341
      35            0.1225           62          0.8316            89           14.4591
      36            0.1300           63          0.9175            90           15.8658
      37            0.1391           64          1.0191            91           17.3816
      38            0.1491           65          1.1291            92           19.0500
      39            0.1608           66          1.2475            93           20.9500
      40            0.1733           67          1.3675            94           23.2758
      41            0.1883           68          1.4883            95           26.4433
      42            0.2033           69          1.6175            96           31.3116
      43            0.2183           70          1.7666            97           39.5808
      44            0.2333           71          1.9450            98           54.6541
      45            0.2491           72          2.1658            99           83.3333
      46            0.2658           73          2.4350


The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

DEFINITIONS


THE FOLLOWING TERMS HAVE SPECIFIC MEANINGS IN YOUR POLICY. PLEASE REFER TO THESE DEFINITIONS AS YOU READ YOUR POLICY.


ADDITIONAL RATING is an increase in the Cost of Insurance Rate that is applied when a life insured does not meet, at a minimum, our underwriting requirements for the standard Risk Classification.


AGE at a specific date means age on the nearest birthday. If no specific date is mentioned, age means the life insured's age on the Policy Anniversary nearest to the birthday.


ATTAINED AGE on any date means the Age plus the number of whole years that have elapsed since the Policy Date.


BUSINESS DAY is any day that the New York Stock Exchange is open for trading, and trading is not restricted. The net asset value of the underlying shares of a Sub-Account will be determined as of the end of each Business Day. We will deem each Business Day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.


CASH SURRENDER VALUE equals the Policy Value less the Surrender Charge and any outstanding Monthly Deductions due.


GROSS WITHDRAWAL is the amount of partial Net Cash Surrender Value you request plus any Surrender Charge applicable to the withdrawal.


FIXED ACCOUNT is that part of the Policy Value which reflects the value you have in our general account.


INVESTMENT ACCOUNT is that part of the Policy Value that reflects the value you have in one of the Sub-Accounts.


ISSUE DATE is the date shown in the Policy Information section from which the Suicide and Validity provisions are applied.


LOAN ACCOUNT is that part of the Policy Value which reflects the value transferred from the Fixed Account or the Investment Accounts as collateral for a policy loan.


MATURITY DATE is the date shown in the Policy Information section. It is the Policy Anniversary nearest the life insured's attained Age 100.


NET CASH SURRENDER VALUE is the Cash Surrender Value less the Policy Debt.


NET POLICY VALUE is the Policy Value less the value in the Loan Account.


NET PREMIUM is the gross premium paid less any Premium Load. It is the amount of premium allocated to the Fixed Account and/or Investment Accounts.


PLANNED PREMIUM is the amount you wish to pay as indicated in the application. We will send notices setting forth the Planned Premium at the payment intervals you have selected. You may change the Planned Premium at any time by Written Request.


POLICY DATE is the date shown in the Policy Information section from which charges for the first Monthly Deduction are calculated. The Policy Date is used to determine Policy Years, Policy Months and Policy Anniversaries.


POLICY DEBT as of any date equals (a) plus (b) plus (c) minus (d), where:


(a)   is the total amount of loans borrowed as of such date;


(b) is the total amount of any unpaid loan interest charges which have been borrowed against the policy on a Policy Anniversary;


(c) is any interest charges accrued from the last Policy Anniversary to the current date; and


(d)   is the total amount of loan repayments as of such date.


                                                                     (continued)

POLICY VALUE is the sum of the values in the Loan Account, the Fixed Account and the Investment Accounts.


SEPARATE ACCOUNT refers to Separate Account B of The Manufacturers Life Insurance Company of New York.


SERVICE OFFICE is the office that we designate to service this policy. The Service Office Mailing Address is The Manufacturers Life Insurance Company of New York, P.O. Box 633, Niagara Square Station, Buffalo, NY 14201-0633. The Home Office address is 100 Summit Lake Drive, 2nd Floor, Valhalla, NY 10595.


SUB-ACCOUNT refers to one of the sub-accounts of the Separate Account.


SURRENDER CHARGE PERIOD is the period following the Issue Date of the policy or following any increase in Face Amount during which we will assess surrender charges. Surrender charges will apply during this period if you surrender the policy, make a partial withdrawal, or if it terminates due to default.


SURRENDER CHARGE PREMIUM LIMIT is used to deter-mine the Surrender Charge. The Surrender Charge Premium Limit for the initial Face Amount is shown in the Table of Values in the Policy Information section. You will be advised of the Surrender Charge Premium Limit for any increase in Face Amount.


WRITTEN REQUEST is your request to us which must be in a form satisfactory to us, signed and dated by you, and filed at our Service Office.


                         QUALIFICATION AS LIFE INSURANCE


It is the intent that this policy be considered as life insurance for tax purposes under Section 7702 of the Internal Revenue Code of 1986, or any other equivalent section of the Code.


To ensure that the policy qualifies, one of the following tests will apply to the policy. The test you elect is shown in the Policy Information section. Your election cannot be changed after issue.


GUIDELINE PREMIUM TEST. Under this test, the sum of premiums paid into the policy may not at any time exceed the guideline premium limitation as of such time. The guideline premium limitation, is as of any date, the greater of:


   (a)  the Guideline Single premium, or


   (b)  the sum of the Guideline Level Premiums to such date.


If you elected this test, the Guideline Single Premium and the Guideline Level Premium are shown in the Policy Information section.


CASH VALUE ACCUMULATION TEST. Under this test, the Policy Value may not at any time exceed the net single premium. The net single premium is the one payment that would be needed on a specific date to provide the Death Benefit under this policy. It is computed using the same mortality table and interest rate specified under the How Values Are Computed provision. We reserve the right to refuse any premium payments that would cause the policy to fail this test.


                               PAYMENT OF PREMIUMS


No insurance will take effect under this policy before we approve the application and receive the initial premium. The minimum initial premium is one-twelfth of the Annual No-Lapse Guarantee Premium shown in the Table of Values in the Policy Information section.


Subsequent premiums can be paid at any time at our Service Office, and in any amount subject to any limitations of the life insurance qualification test you elect. Any excess premium will be refunded immediately. On request, we will give you a receipt signed by one of our officers.


You may pay premiums until the Maturity Date.


We reserve the right to request that you provide us with satisfactory evidence of insurability if a premium payment would result in an increase in the Death Benefit that is greater than the increase in Policy Value.

                               NO-LAPSE GUARANTEE


Your policy includes a No-Lapse Guarantee. The guarantee period applicable to this policy is shown in the Table of Values in the Policy Information section.


During your No-Lapse Guarantee Period, if the Net Cash Surrender Value falls to zero or below, your policy will not go into default provided it satisfies the cumulative premium test.


CUMULATIVE PREMIUM TEST. The test will be performed at the beginning of any Policy Month that your policy would otherwise be in default in the absence of the No-Lapse Guarantee. Your policy will satisfy the test if the sum of the premiums paid, less any Policy Debt, and less any Gross Withdrawals taken on or before the date of the test, is equal to or greater than the sum of the monthly No-Lapse Guarantee Premiums due from the Policy Date to the date of the test. The test will exclude any period during which the life insured was totally disabled if the Total Disability Waiver Of Monthly Deductions Supplementary Benefit is included in the policy.


NO-LAPSE GUARANTEE PREMIUM. The No-Lapse Guarantee Premium is the minimum amount due at the beginning of each month to satisfy the cumulative premium test.


The No-Lapse Guarantee Premium is shown as an annualized amount in the Table of Values in the Policy Information section.


The No-Lapse Guarantee Premium will change if any of the following changes occur under your policy:


(a)   you add, terminate or change a Supplementary Benefit;


(b)   you change the Death Benefit Option under  your policy;


(c) there is a decrease in the Face Amount of insurance due to a partial withdrawal;


(d)   you change the Face Amount of insurance; or


(e) there is a change in the life insured's Risk Classification because of a change from Smoker to Non-Smoker status or a temporary extra rating terminates.


We will inform you of any change to the No-Lapse Guarantee Premium resulting from any such change. The revised premium will be effective from the date of the change. For the purpose of performing the cumulative premium test, we will use the No-Lapse Guarantee Premium in effect as of the Policy Date up to the date of the change, including any revised premium in effect as of the date of a prior change.


                               POLICY TERMINATION


DEFAULT. Unless the policy has met the No-Lapse Guarantee requirements, it will go into default if, at the beginning of any Policy Month, the Net Cash Surrender Value would go to zero or below after we take the Monthly Deduction that is due for that month.


GRACE PERIOD. We will allow 61 days from the date that the policy goes into default, for you to pay the amount that is required to bring the policy out of default. We will send a notice to you and to the life insured at least 15 days, but not more than 45 days prior to the termination of coverage. This notice will be sent to the last known address and will specify the required amount you must pay to bring the policy out of default. If we have notice of a policy assignment on file at our Service Office, we will also mail a copy of the notice of the amount due to the assignee on record.


The amount required to bring the policy out of default is equal to (a) plus (b) plus (c) where:


(a) is the amount necessary to bring the Net Cash Surrender Value to zero, if it is less than zero, at the date of default; and


(b) is the Monthly Deduction due on the date of default, plus the next two Monthly Deductions; and


(c)   is the applicable Premium Load.


                                                                     (continued)

If the policy is in the No-Lapse Guarantee Period, then the following amount, if less than the amount stated above, will bring the policy out of default. This amount is equal to (a) plus (b), where:


(a) is the amount, if any, necessary to satisfy the No-Lapse Guarantee cumulative premium test at the date of default; and


(b)   is the No-Lapse Guarantee Premium for the next two Policy Months.


If the amount necessary to bring the policy out of default has not been paid by the end of the grace period, the policy will terminate.


TERMINATION DATE. This policy terminates on the earliest of the following events:


(a) the end of the grace period for which you have not paid the amount necessary to bring the policy out of default;


(b)   surrender of the policy for its Net Cash Surrender Value;


(c)   the death of the life insured; or


(d)   the Maturity Date.


                                  REINSTATEMENT


You can ask us to reinstate your policy only if it terminates at the end of a grace period in which you did not make a required payment. You can reinstate the policy if you:


(a) make a Written Request for reinstatement within 5 years after the date your policy terminates;


(b) provide us with evidence of insurability satisfactory to us on the life insured; and


(c) pay a premium equal to the amount that was required during the 61-day grace period following default plus the next two Monthly Deductions.


If we approve your request,


(a) the reinstatement date will be the later of the date we approve your request or the date we receive the required payment at our Service Office; and


(b) any Surrender Charges will be reinstated to the amount they were at the date of default.


The Policy Value on the date of reinstatement, prior to the crediting of any Net Premium paid on the reinstatement, will be equal to the Policy Value on the date the policy terminated. If the policy is in a Surrender Charge Period when it terminates, upon reinstatement the period will be the same as at the date of default. The Surrender Charge in effect on the date of reinstatement will be the same as the Surrender Charge in effect on the date of default.


                                MATURITY BENEFIT


We will pay you the Net Cash Surrender Value as of the Maturity Date provided the policy is in force and the life insured is alive.


                                INSURANCE BENEFIT


If the life insured dies while the policy is in force, we will pay the Insurance Benefit to the beneficiary on receiving due proof of death, subject to the Age and Sex, Suicide and Validity provisions.


If the life insured dies after we receive a request from you to surrender the policy, there will be no Insurance Benefit. We will pay the amount payable under the Surrender And Withdrawals provision instead.


INSURANCE BENEFIT.  The Insurance Benefit payable is:


(a)   the Death Benefit as described below; plus


(b) any amounts payable under any Supplementary Benefits that form part of the policy; less


(c)   the value of the Policy Debt as of the date of death.


                                                                     (continued)

If the life insured dies during a grace period, the Insurance Benefit described above will be modified as follows:


(a) the Insurance Benefit will be reduced by any outstanding Monthly Deductions due; and


(b) the Policy Value used in the calculation of the Death Benefit will be the Policy Value as of the default date.


DEATH BENEFIT. The Death Benefit will depend on whether Death Benefit Option 1 or 2 is in effect on the date of death.


Under Option 1, the Death Benefit is the Face Amount of the policy at the date of the life insured's death.


Under Option 2, the Death Benefit is the Face Amount of the policy, plus the Policy Value at the date of the life insured's death.


MINIMUM DEATH BENEFIT. If you elected the Guideline Premium Test, the sum of the Death Benefit as described above and any supplemental term life insurance benefit on the life insured will never be less than the Policy Value, multiplied by the applicable percentage in the table below.

                   TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES

                      ATTAINED AGE   APPLICABLE PERCENTAGE
                      40 and under            250%
                           45                 215%
                           50                 185%
                           55                 150%
                           60                 130%
                           65                 120%
                           70                 115%
                           75                 105%
                           90                 105%
                      95 and above            100%


For ages not shown, the Applicable Percentage can be found by reducing the above Applicable Percentages proportionately.

If you elected the Cash Value Accumulation Test, on any date the sum of the Death Benefit as described above, plus any supplemental term life insurance benefit on the life insured will always be equal to the amount required on such date to produce a Policy Value that does not exceed the net single premium required to fund future benefits under the policy.


PAYMENT OF INSURANCE BENEFIT. We will pay the Insurance Benefit in one lump sum with interest calculated from the date of the life insured's death to the date of payment. The rate of interest we pay will be the same as the rate of interest we then currently pay on policy proceeds left on deposit with us. Such interest rate is set by us and is reviewed by us each calendar quarter, at which time we may change the interest rate.


                                  POLICY VALUE


INITIAL NET PREMIUM. We will allocate your initial Net Premium plus any earned interest on the later of the date our underwriters approve issuance of the policy or the date we receive the initial premium at our Service Office. Interest will be credited as of the date we received the initial premium payment at the rate of return then being earned on allocations to the Money Market Trust. This initial allocation will become your Policy Value to which subsequent Net Premiums will be allocated.


SUBSEQUENT NET PREMIUMS. As of the Business Day we receive your subsequent premium payments at our Service Office, we will add your Net Premium to your Policy Value. We will do this before we take any deductions due as of that Business Day.


MONTHLY DEDUCTIONS. At the beginning of each Policy Month, a deduction is taken from your policy to cover Monthly Administration Charges and the cost to provide the insurance coverage.


The first Monthly Deduction is taken on the later of the date our underwriters approve issuance of the policy or the date we receive at least the initial premium at our Service Office.


                                                                     (continued)

Monthly Deductions are due until the Maturity Date.


The Monthly Deduction for any Policy Month is the sum of the following amounts determined as of the beginning of that month:


(a) the Monthly Administration Charge shown in the Table Of Expense Charges in the Policy Information section;


(b) the Mortality and Expense Risks Charge shown in the Table Of Expense Charges in the Policy Information section;


(c) the monthly cost of any Supplementary Benefits you have added to your policy; and


(d)   the monthly Cost of Insurance for the life insured.


Unless you have requested otherwise and that request is allowed by us, or you do not have sufficient funds in an account, we will take Monthly Deductions from the Fixed Account and the Investment Accounts in the same proportion that the Policy Value in each of these accounts bears to the Net Policy Value immediately prior to the deduction.


The Cost of Insurance for a specific Policy Month is determined as the rate for the Cost of Insurance for that month, as described below, multiplied by the net amount at risk.


For Death Benefit Option 1 the net amount at risk is equal to (a) minus (b), where:


(a) is the Death Benefit as of the first day of the Policy Month, divided by the Death Benefit Discount Factor shown in the Table of Values in the Policy Information section; and


(b) is the Policy Value as of the first day of the Policy Month after the deduction of the monthly Cost of Insurance for the life insured.


For Death Benefit Option 2 the net amount at risk is equal to the Death Benefit minus the Policy Value.


The rates for the Cost of Insurance, on the Policy Date, and subsequently for each Face Amount increase, are based on the life insured's Age, Sex, Risk Classification, and the duration that the coverage has been in force. We will re-determine Cost of Insurance rates from time to time. Any adjustments will be by class and based on changes in expected mortality and persistency experience, general account investment earnings and operating expenses.


The rates for the Cost of Insurance are intended to cover future mortality costs under the policy. These rates may be higher in early Policy Years due to recovery of initial acquisition costs.


The Cost of Insurance calculation will reflect any Additional Rating shown in the Policy Information section. The Cost of Insurance rates will never exceed those shown in the Table Of Guaranteed Maximum Cost Of Insurance Rates on Page 4.


OTHER DEDUCTIONS. We will deduct a Surrender Charge if during the Surrender Charge Period shown in the Policy Information section:


(a)   you surrender the policy for its Net Cash Surrender Value;


(b)   you make partial withdrawals; or


(c) you do not pay an amount due at the end of a grace period, and the policy terminates.


See the Surrender And Withdrawals provision for details.

                            POLICY VALUE COMPOSITION


Your Policy Value at any time is equal to the sum of the values you have in the Loan Account, the Fixed Account and the Investment Accounts.


LOAN ACCOUNT VALUE.  The amount you have in the Loan Account at any time equals:


(a)   amounts transferred to it for loans or borrowed loan interest; plus


(b)   interest credited to it; less


(c)   amounts transferred from it for loan repayment.


For the details of the Loan Account see the Policy Loan Conditions provision.


FIXED ACCOUNT VALUE. The amount you have in the Fixed Account at any time equals:


(a)   Net Premiums allocated to it; plus


(b)   amounts transferred to it; plus


(c)   interest credited to it; less


(d)   amounts deducted from it; less


(e)   amounts transferred from it; less


(f)   amounts withdrawn from it.


Interest will be credited to amounts in the Fixed Account at an effective annual rate of no less than the Minimum Guaranteed Annual Fixed Account Rate shown in the Table of Values in the Policy Information Section. The actual interest rate used will be set by us from time to time. For all transactions, interest is calculated from the date of the transaction. Such interest, once credited is non-forfeitable.


INVESTMENT ACCOUNT VALUE. The amount you have in an Investment Account at any time equals the number of units in that Investment Account, multiplied by the unit value of the corresponding Sub-Account at that time.


The number of units in an Investment Account at any time equals (a) minus (b), where:


(a)   is the number of units credited to the Investment Account because of:


      (1)   Net Premiums allocated to it; and


      (2)   amounts transferred to it; and


(b)   is the number of units canceled from the Investment Account because of:


      (1)   amounts deducted from it;


      (2)   amounts transferred from it; and


      (3)   amounts withdrawn from it.


The number of units credited or canceled for a given transaction is equal to the dollar amount of the transaction, divided by the unit value as of the Business Day of the transaction. See the Unit Value Calculation section of the Separate Account And Sub-Accounts provision for details on how unit values are determined.


                        SEPARATE ACCOUNT AND SUB-ACCOUNTS


The Separate Account is authorized to invest in the shares of Manufacturers Investment Trust, or another management investment company. Each Sub-Account of the Separate Account purchases shares of a corresponding Fund of Manufacturers Investment Trust or another management investment company. The Funds are listed in the Policy Information section.


FUND SUBSTITUTION. A Fund might, in our judgment, become unsuitable for investment by a Sub-Account. This might happen because of a change of investment policy; or a change in the applicable laws or regulations; or because the shares are no longer available for investment; or for some other reason.


                                                                     (continued)

If a Fund becomes unsuitable for investment, we have the right to substitute another Fund or another management investment company. Before doing this, we would first seek, where required, approval from the Securities and Exchange Commission and the Superintendent of Insurance of the state of New York.


To the extent permitted by applicable federal and state law, we also have the right, without your approval, to:


(a)   create new separate accounts;


(b)   combine any two or more separate accounts including the Separate Account;


(c) make available additional Sub-Accounts investing in additional Funds of Manufacturers Investment Trust, or another investment company;


(d) eliminate existing Sub-Accounts and stop accepting new allocations and transfers into the corresponding Fund;


(e) operate the Separate Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law;


(f)   de-register the Separate Account under the Investment Company Act of 1940;


(g)   transfer assets between the Separate Account and other separate accounts;
      and


(h) combine Sub-Accounts or to transfer assets in one Sub-Account to another Sub-Account.


The investment objectives of a Sub-Account within the Separate Account will not be changed materially without first filing the change with the Superintendent of Insurance of the state of New York. We will inform you of any changes deemed to be material.


UNIT VALUE CALCULATION. We will determine the unit values for each Sub-Account as of the end of each Business Day. When we need to determine a Policy Value or an amount after the end of a Business Day, or on a day that is not a Business Day, we will do so as of the next Business Day.


The value of a unit of each Sub-Account was initially fixed at $10 for the first Business Day that an amount was allocated, or transferred to the particular Sub-Account. For any subsequent Business Day, the unit value for that Sub-Account is obtained by multiplying the unit value for the immediately preceding Business Day by the net investment factor for the particular Sub-Account on such subsequent Business Day.


NET INVESTMENT FACTOR. The net investment factor for a Sub-Account on any Business Day is equal to (a) divided by (b), where:


(a) is the net asset value of the underlying Fund shares held by that Sub-Account as of the end of such Business Day before any policy transactions are made on that day; and


(b) is the net asset value of the underlying Fund shares held by that Sub-Account as of the end of the immediately preceding Business Day after all policy transactions were made for that day.


We reserve the right to adjust the above formula for any taxes determined by us to be attributable to the operations of the Sub-Account. Before making any such changes, we will first seek approval of the Superintendent of Insurance of the state of New York.


                                                                     (continued)

SEPARATE ACCOUNT ASSETS. The assets held in each Sub-Account are used to support the Policy Values of Single Premium and Flexible Premium Variable Life Insurance policies. The Separate Account will be used to fund only variable life insurance benefits.


Income, gains and losses of the Separate Account are credited to, or charged against, the applicable Sub-Accounts without regard to our other income, gains and losses.


The assets of the Separate Account are our property. The part of the assets that is equal to the Investment Account values in respect of all Single Premium and Flexible Premium Variable Life Insurance policies will not be charged with liabilities from any other business we conduct. We can transfer to our general account, Separate Account assets in excess of the liabilities of the Separate Account arising under the Single Premium and Flexible Premium Variable Life Insurance policies supported by the Separate Account.


                               INVESTMENT OPTIONS


ALLOCATIONS. You may allocate Net Premiums to the Fixed Account or any of the Investment Accounts. Unless you change the initial premium allocation specified in your application for this policy, it will continue to apply to subsequent premium payments.


Allocation percentages must be zero or a whole number not greater than 100. The sum of the allocation percentages must equal 100. You may change the allocation percentages by Written Request to our Service Office. The change will take effect as of the date we receive your request at our Service Office.


TRANSFERS. By Written Request you may transfer portions of your Policy Value among the Investment Accounts and the Fixed Account.


Transfers are subject to the following restrictions:


(a) you can make as many transfers in a Policy Year as you want. There is no charge for the first twelve transfers in any Policy Year. If you make more than twelve transfers in any Policy Year, the Transfer Fee shown in the Table of Values in the Policy Information section will apply to each subsequent transfer in that Policy Year. We will consider all transfer requests received on the same Business Day as one transfer;


(b) you may transfer the Policy Value from any of the Investment Accounts to the Fixed Account without incurring the Transfer Fee shown in the Table of Values in the Policy Information section, provided such transfers occur within:


      (1) eighteen months after the Issue Date, as shown in the Policy Information section of this policy; or


      (2)  the later of (i) or (ii) below:


            (i) 60 days from the effective date of a material change in the investment objectives of any of the Sub-Accounts; or


            (ii)  60 days from the notification date of any such change.


(c) the maximum amount that you can transfer out of the Fixed Account in any one Policy Year is limited to the greater of:


      (1) the Fixed Account Maximum Transfer Percentage shown in the Policy Information section, multiplied by the value in the Fixed Account at the previous Policy Anniversary; or


      (2) the Fixed Account Maximum Transfer Amount shown in the Policy Information section.


                                                                     (continued)

(d) any transfer out of the Fixed Account may not involve a transfer to the Investment Account for the Money Market Trust; and


(e) transfer privileges are subject to any restrictions that may be imposed by the Manufacturers Investment Trust.


ASSET ALLOCATION BALANCER TRANSFERS. If you elect this option, we will automatically transfer amounts among your specified Investment Accounts in order to maintain your designated percentage in each account. We will effect the transfers six months after the Policy Date and each six month interval thereafter.


The Maximum Asset Allocation Balancer Charge for transfers under this option is shown in the Policy Information section of this policy.


When you change your premium allocation instructions, your Asset Allocation Balancer will change so the two are identical. This change will automatically occur unless you instruct us otherwise, or a Dollar Cost Averaging request is in effect.


We reserve the right to cease to offer this option as of 90 days after we send you written notice.


DOLLAR COST AVERAGING. If you elect this option, we will automatically transfer amounts each month from one Investment Account to one or more of the other Investment Accounts or the Fixed Account. You must select the amount to be transferred and the accounts.


If the value in the Investment Account from which the transfer is being made is insufficient to cover the transfer amount, we will not effect the transfer and we will notify you.


The Maximum Dollar Cost Averaging Charge for transfers under this option is shown in the Policy Information section of this policy.


We reserve the right to cease to offer this option as of 90 days after we send you written notice.


                             POLICY LOAN CONDITIONS


At any time while this policy is in force and has an available loan value, you can get a loan by Written Request. We may require a loan agreement from you as the policy is the only security for the loan.


You should consult your tax adviser before making a decision to take out a new loan.


AVAILABLE LOAN VALUE. The available loan value on any date is 90% of the Net Cash Surrender Value.


LOAN ACCOUNT. When you take out a loan, or when loan interest charges are borrowed, we will do a transfer from the Fixed Account and/or one or more of the Investment Accounts into the Loan Account. Amounts we transfer into the Loan Account cover the loan principal plus loan interest due to the next Policy Anniversary.


You may tell us how much of the amount to be transferred to the Loan Account you wish to allocate to your value in the Fixed Account and each of the Investment Accounts. If you do not tell us, we will allocate the amounts to be transferred in the same proportion that your value in the Fixed Account and the Investment Accounts bears to the Net Policy Value.


                                                                     (continued)

When an amount to be transferred is allocated to an Investment Account, we will redeem units of that Investment Account sufficient in value to cover the allocated amount. These transfers do not count as a transfer for the purposes of the Transfers section of the Investment Options provision.


Interest is credited to the Loan Account and interest is also charged on the Policy Debt, as described under the Loan Interest Charged and the Loan Interest Credited sections of this provision.


LOAN INTEREST CHARGED. Interest will accrue daily on loans. In the event that you do not pay the Loan Interest Charged in any Policy Year, it will be borrowed against the policy and added to the Policy Debt in arrears at the Policy Anniversary. We will allocate the amount borrowed for interest payment in the same proportion that your value in the Fixed Account and the Investment Accounts bears to the Net Policy Value as of the Policy Anniversary.


The policy will go into default at any time the Policy Debt exceeds the Policy Value. At least 61 days prior to termination, we will send a notice to your last known address. If you had filed a notice of assignment with us, we will also send a copy of the notice to the last known address of the assignee on record. Payment of the loan interest during the 61-day grace period will bring the policy out of default.


The rate of interest charged is the effective annual Loan Interest Charged Rate shown in the Table of Values in the Policy Information section.


After the tenth Policy Year, we will increase the Loan Interest Charged Rate if it is determined that the rate being charged would cause a loan to be taxable under any applicable ruling, regulation or court decision. We will increase the Loan Interest Charged Rate to an amount that would result in the transaction being treated as a loan under federal tax law. We will only increase the Loan Interest Charged Rate 60 days after filing the change with the Superintendent of Insurance of the state of New York.


Any change in the Loan Interest Charged Rate will apply to loans you take out after the change.


LOAN INTEREST CREDITED. Interest will accrue daily to amounts in the Loan Account. The effective annual Loan Interest Credited Rate is the difference between the Loan Interest Charged Rate and the Loan Interest Credited Differential.


We may change the differential as of 90 days after we send you written notice of such change. At least 60 days prior to changing the differential, we must file the change with the Superintendent of Insurance of the state of New York.


LOAN REPAYMENT. You may repay the Policy Debt in whole or in part at any time prior to the death of the life insured and while the policy is in force.


When you repay a loan, we credit the amount to the Loan Account, and make a transfer to the Fixed Account and/or the Investment Accounts.


We will allocate loan repayments as follows:


(a) first to the Fixed Account, until the value that was transferred from it is fully restored;


(b) then to each Investment Account in the same proportion that the value that was transferred from it bears to the value of the Loan Account.


                                                                     (continued)

While a loan exists, we will treat the amounts you pay as premiums, unless you request in writing that they be treated as loan repayments. However, when a portion of the Loan Account amount is allocated to the Fixed Account, we reserve the right to require that premium payments be applied as loan repayments.


                   CHANGING THE DEATH BENEFIT OPTION OR THE FACE AMOUNT


You may change your Death Benefit Option or your Face Amount of insurance by Written Request. Such changes are subject to the general conditions of this provision and the conditions described in the section for each type of change.


The following general conditions apply to changes in Death Benefit Option or Face Amount of insurance:


(a) changes may be made once in each Policy Year after the first Policy Anniversary;


(b)   no evidence of insurability is required for a Death Benefit Option change;


(c) changes will take effect as of the beginning of the next Policy Month following the date we approve the request; and


(d) we reserve the right to limit any changes that would cause this policy to fail to qualify as life insurance according to section 7702 of the Internal Revenue Code of 1986, or any other equivalent section of the Code.


A Death Benefit Option Change or a Face Amount Change will cause a change in the No-Lapse Guarantee Premium. These changes will also cause a change in the Guideline Single Premium and Guideline Level Premium if you have elected the Guideline Premium Test for the policy. An additional Surrender Charge Premium Limit will be associated only with the new Face Amount if it has been added after restoring prior decreases.


We will inform you of the new premium amounts at the time of the change.


CHANGE FROM DEATH BENEFIT OPTION 1 TO DEATH BENEFIT OPTION 2.


The Face Amount of insurance after the change from Option 1 to Option 2 will be
(a) minus (b), where:


(a)   is the Face Amount of insurance immediately before the change; and


(b)   is the Policy Value as of the effective date of the change.


We will not allow the change in Death Benefit Option if it would cause the Face Amount to decrease below the Minimum Face Amount shown in the Table of Values in the Policy Information section.


CHANGE FROM DEATH BENEFIT OPTION 2 TO DEATH BENEFIT OPTION 1.


The Face Amount of insurance after the change from Option 2 to Option 1 will be
(a) plus (b), where:

(a)   is the Face Amount of insurance immediately before the change; and

(b)   is the Policy Value as of the effective date of the change.


We will not increase the Surrender Charge because of the increase in the Face Amount of insurance resulting from this change.


DECREASE IN FACE AMOUNT. The Minimum Face Amount Decrease is shown in the Table of Values in the Policy Information section. We may decrease this amount as of 90 days after we send you written notice of the change.


                                                                     (continued)

We will not allow a decrease:


(a) if it is for the reduction or termination of a prior Face Amount increase which has been in force for less than one year; or


(b) if it would cause the Face Amount to go below the Minimum Face Amount shown in the Table Of Values in the Policy Information section.


When you request a decrease in the Face Amount of insurance, we will reduce the Face Amount in the following order:


(a) the amounts of insurance provided by any increases you may have requested to the policy Face Amount, starting with the most recent increase until all such increases are reduced; then


(b)   the initial Face Amount of the policy.


INCREASE IN FACE AMOUNT. For an increase in the Face Amount of insurance you must provide us with evidence of insurability on the life insured that is satisfactory to us. The Minimum Face Amount Increase is shown in the Table of Values in the Policy Information section. We may decrease this amount as of 90 days after we send you written notice of the change.


We reserve the right to refuse a Face Amount increase if the life insured's Attained Age at the date the increase would be effective is greater than 90.


The Face Amount of insurance will increase in the following order:


(a) we will restore the Face Amount reduced by the most recent decrease first; followed by


(b)   the next most recent decrease until all decreases are restored; then


(c)   we will add the new Face Amount of insurance.


There will be no new Surrender Charge associated with the restoration of prior decreases under (a) or (b) above. However, there will be a new Surrender Charge associated with the new Face Amount under (c). We will inform you of any new Surrender Charges at the time of the increase.


You will not necessarily have to pay additional premium with an increase in Face Amount, but the new Surrender Charge may require an additional premium payment to prevent the policy from going into default.


For Surrender Charge purposes, the premiums attributable to the new Face Amount will not exceed the Surrender Charge Premium Limit associated with that increase.


                            SURRENDER AND WITHDRAWALS


SURRENDER OF THE POLICY. You may surrender this policy for its Net Cash Surrender Value at any time prior to the death of the life insured. We will determine the Net Cash Surrender Value as of the end of the Business Day on which we receive the policy and your Written Request for surrender at our Service Office. After we receive your surrender request, no insurance will be in force.


If you surrender your policy during the Surrender Charge Period, we will deduct a Surrender Charge from your Policy Value in calculating the Net Cash Surrender Value. If you have increased the Face Amount of insurance, the Surrender Charge will be the sum of the Surrender Charge for the initial Face Amount plus the Surrender Charge for each increase as shown in the Policy Update page amending the policy. No additional Surrender Charge will be imposed on any portion of an increase in Face Amount that restores a prior decrease.


                                                                     (continued)

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. You may request a partial Net Cash Surrender Value withdrawal once each Policy Month after the first Policy Anniversary. You may make this request provided there is a Net Cash Surrender Value for the policy. The partial Net Cash Surrender Value withdrawal will be done as of the end of the Business Day on which we receive your Written Request.


You may specify the accounts from which we should make the partial Net Cash Surrender Value withdrawal. If we do not receive such instructions, we will make the withdrawal in the same proportion that the value in the Fixed Account and the Investment Accounts bears to the Net Policy Value.


We will deduct a pro-rata Surrender Charge from the Policy Value at the time of the partial Net Cash Surrender Value withdrawal. The pro-rata charge deducted will equal the sum of the pro-rata Surrender Charge for the initial Face Amount and any subsequent increase in Face Amount. This amount is (a) divided by (b), multiplied by (c), where:


(a)   is the amount of the partial Net Cash Surrender Value withdrawal;


(b)   is the Net Cash Surrender Value prior to the withdrawal; and


(c)   is the current total Surrender Charge prior to the withdrawal.


We will allocate the deduction of the pro-rata charge for the withdrawal to the Fixed Account and the Investment Accounts in the same proportion that the withdrawal from each account bears to the total withdrawal.


If the withdrawal plus the pro-rata Surrender Charge allocated to a particular account are greater than the value of that account, we will reduce the portion of the withdrawal allocated to that account. We will reduce the allocated portion so that the withdrawal plus the pro-rata charge allocated to the account equal the value of the account.


If Death Benefit Option 1 is in effect at the time of the withdrawal, the Face Amount will be reduced by:


(a) the amount of the withdrawal plus the pro-rata Surrender Charge, if at the time of the withdrawal the Death Benefit equals the Face Amount; otherwise


(b) the amount, if any, by which the withdrawal plus the pro-rata Surrender Charge exceeds the difference between the Death Benefit and the Face Amount.


If there has been a prior increase in Face Amount, then the Face Amount will be decreased in the same order as if you had requested the decrease. See the Decrease in Face Amount section of the Changing The Death Benefit Option Or The Face Amount provision. Withdrawals will be limited if they would otherwise cause the Face Amount to fall below the Minimum Face Amount shown in the Table of Values in the Policy Information section.


Each time we deduct the pro-rata Surrender Charge for a partial withdrawal, we will reduce the remaining Surrender Charge in the same proportion that the Surrender Charge deducted bears to the total Surrender Charge immediately before the partial withdrawal.


Partial Net Cash Surrender Value withdrawals do not affect the Face Amount of your policy if Death Benefit Option 2 is in effect.

                              CONVERSION PRIVILEGE


You may convert your policy to a fixed paid-up benefit at any Policy Anniversary, without evidence of insurability.


The conversion is subject to the following conditions:


(a) no further Monthly Deductions will be taken from the Policy Value after the date of conversion;


(b) the Death Benefit, the Policy Value, other values based on the Policy Value, and the Investment Account values will be determined as of the Business Day on which we receive your Written Request for conversion;


(c) the fixed paid-up benefit is determined by dividing the Net Cash Surrender Value by the net single premium. The basis for determining the net single premium and Policy Value will be the Commissioners 1980 Standard Ordinary Smoker or Non-Smoker Mortality Table and an interest rate of 4% per year; and


(d) the Flexible Premium Variable Life coverage cannot be reinstated after the date of the conversion.


                      RIGHT TO POSTPONE PAYMENT OF BENEFITS


We reserve the right to postpone the payment of Net Cash Surrender Values, partial Net Cash Surrender Value withdrawals, policy loans, except when used to make a premium payment, and the portion of the Insurance Benefit that depends on Investment Account values, for any period during which:


(a) the New York Stock Exchange (Exchange) is closed for trading (other than customary week-end and holiday closings), or trading on the Exchange is otherwise restricted; or


(b)   an emergency exists as defined by the Securities and Exchange Commission
      (SEC), or the SEC requires that trading be restricted.

Except when used to make a premium payment, we also reserve the right to postpone payments for up to six months if such payments are based on values that do not depend on the investment performance of the Sub-Accounts.
If we do not mail or deliver a requested payment within 10 working days of the date we receive the documentation necessary to complete the transaction, we will pay interest from such date, provided the interest is at least $25.00. The rate of interest we pay will be the same as the rate of interest we then currently pay on policy proceeds left on deposit with us. Such interest rate is set by us and is reviewed by us each calendar quarter, at which time we may change the interest rate. At our option, the interest will either be added to and become part of the total payment or we will pay it separately.


In addition, we may defer transfers under the circumstances stated in (a) and
(b) above, and in the Transfers section of the Investment Options provision.


                            RIGHT TO CANCEL INCREASES


If you request an increase in Face Amount which results in a new Surrender Charge, you have the same rights to cancel the increase as described on the front cover of this policy, under the Right to Return Policy. If canceled, the Policy Value and the Surrender Charge will be recalculated to the amounts they would have been, had the increase not taken place. You may request a refund for all or a portion of premiums paid during this period. Upon payment of the refund, we will recalculate the Policy Value and the Surrender Charge to the amounts they would have been, had the premiums not been paid.


                                     SUICIDE


If within two years after the Issue Date the life insured dies by suicide, the policy will terminate and our liability will be limited to:

(a)   the premiums paid; less
(b)   any partial Net Cash Surrender Value withdrawals; and less
(c)   the Policy Debt.

If the life insured dies by suicide, within two years after an applied for increase in Face Amount takes effect, the Death Benefit for that increase will be limited to the Monthly Deductions taken for the increase.


We reserve the right under this provision to obtain evidence of the manner and cause of death of the life insured.

                                   BENEFICIARY


The following four sections will apply unless there is a beneficiary appointment in force that provides otherwise.


BENEFICIARY CLASSIFICATION. You can appoint beneficiaries for the Insurance Benefit in three classes: primary, secondary and final. Beneficiaries in the same class will share equally in the Insurance Benefit payable to them.


PAYMENT TO BENEFICIARIES.  We will pay the Insurance Benefit:


(a)   to any primary beneficiaries who are alive when the life insured dies; or


(b) if no primary beneficiary is then alive, to any secondary beneficiaries who are then alive; or


(c) if no primary or secondary beneficiary is then alive, to any final beneficiaries who are then alive.


CHANGE OF BENEFICIARY. Until the life insured's death you can change the beneficiary by Written Request unless you make an irrevocable designation. We are not responsible if the change does not achieve your purpose. The change will take effect as of the date you signed such request. It will not apply to any payments we made or any action we may have taken before we received your Written Request.


DEATH OF BENEFICIARY. If no beneficiary is alive when the life insured dies, the Insurance Benefit will be payable to you; or to your estate if you are the life insured. Unless otherwise provided, if a beneficiary dies before the seventh day after the death of the life insured, we will pay the Insurance Benefit as if the beneficiary had died before the life insured.


                            OWNERSHIP AND ASSIGNMENT


Until the life insured's death, without the consent of any beneficiary, except an irrevocable beneficiary, you as owner can:


(a)   receive any amount payable under your policy;


(b)   exercise all rights and privileges granted by the policy; and


(c)   assign the policy.


An assignment does not bind us until we receive it in writing at our Service Office. We are not responsible for its validity or its effects. It should be filed with us in duplicate. We will return a copy.


CHANGE OF OWNER. Until the life insured's death, the owner can change the ownership of the policy by Written Request. The change will take effect as of the date you signed the Written Request. It will not apply to any payments we made or any action we may have taken before we received your Written Request.


TRUSTEE OWNER. Should the owner be a trustee, payment to the trustee(s) of any amount to which the trustee(s) is (are) entitled under the policy, either by death or otherwise, will fully discharge us from all liability under the policy to the extent of the amount so paid.


JOINT OWNERSHIP. Two or more owners will own the policy as joint tenants with right of survivorship, unless otherwise requested on the application or in any subsequent assignment of the policy. On death of any of the owners, the deceased owner's interest in the policy passes to the surviving owner(s).


Any rights and privileges that may be exercised by the owner, may be exercised only with the consent of all joint owners.


SUCCESSOR OWNER. Upon the owner's death during the lifetime of the life insured, a named successor owner will, if then living, have all the owner's rights and interest in the policy. Until the life insured's death, the owner, without the consent of any revocable beneficiary or any successor owner, can cancel or change the designation of successor owner. This may be done from time to time by agreement in writing with us.


                          PROTECTION AGAINST CREDITORS


If permitted by state law, all payments shall be exempt from the debts and contracts of the owners and beneficiaries, and from seizure by court order.

                          CURRENCY AND PLACE OF PAYMENT


All payments to or by us will be in U.S. currency. We will make payments from our Service Office. We may require proof that the person claiming any payment is entitled to it.


                                    CONTRACT


The policy, application, supplementary benefits, and any endorsements form your whole contract. A copy of the application is attached to the policy and deemed a part of it. We will not be bound by any statement that is not in the application or the policy.


Only our President or one of our Vice-Presidents can agree to amend or modify the policy or waive any of its provisions. Any change must be in writing.


Statements made by you or the life insured are representations, not warranties. We will not use any statement by you or the life insured to deny a claim, unless it is written in the application or any supplement to the application.


                                    VALIDITY


We have the right to contest the validity of this policy based on material misstatements made in the initial application or an application for policy change that requires evidence of insurability. However, we cannot contest the validity of your policy after it has been in force during the life insured's lifetime for two years from the Issue Date, or the effective date of a policy change that required evidence of insurability.


We cannot contest the validity of an applied for increase in Face Amount or the addition of a Supplementary Benefit after such increase or addition which requires evidence of insurability has been in force during the life insured's lifetime for two years from the date of such increase or addition.


We can contest after two years if the policy has been reinstated and has been in force during the life insured's lifetime for less than two years from the reinstatement date. If this is the case, we can only contest the validity in respect of any fact material to the reinstatement that was misrepresented.


                                NON-PARTICIPATING


Your policy is non-participating.  It does not earn dividends.


                                   AGE AND SEX


If the life insured's Age or Sex was misstated in the application, we will change the Face Amount of insurance. The new Face Amount will be determined so that the Death Benefit will be that which the most recent Cost of Insurance deduction would have purchased for the correct Age and Sex.


                                FLEXIBLE FACTORS


When determining the rate of interest to be used in crediting interest to the portion of the Policy Value in the Fixed Account, and any changes in that rate, we will consider the following factors: expected mortality and persistency experience; expected general account investment earnings; and expected operating expenses. We will consider the same factors when we determine the actual cost of insurance; the deductions from premiums for premium load; administrative charges; and whenever changes are made to any of these charges. We will not try to recover any losses in earlier years by increasing your charges in later years.


Adjustments to flexible factors will be by class and be determined by us from time to time based on future expectations for such factors. Any change will be determined in accordance with procedures and standards on file with the Superintendent of Insurance of the state of New York.

                             HOW VALUES ARE COMPUTED


We provide Cash Surrender Values that are at least equal to those required by law. A detailed statement of the method of computing the values of this policy has been filed with the insurance department of the state in which this policy is delivered.


We use the Commissioners 1980 Standard Ordinary Smoker/Non-Smoker Mortality Table in computing reserves, and in determining Maximum Cost of Insurance Rates. Values relating to amounts in the Fixed Account are computed at the Minimum Guaranteed Annual Fixed Account Rate shown in the Table of Values in the Policy Information section. Current cost of insurance rates and the current interest rate being credited to the Fixed Account will be reviewed at least once every five Policy Years, but we will not make a change more than once each Policy Year.


                                ANNUAL STATEMENT


Within 30 days after each Policy Anniversary, we will send you a report showing:


(a)   the Death Benefit;


(b)   the Policy Value;


(c) the current allocation of money in the Fixed Account, the Loan Account and each of the Investment Accounts;


(d)   the value of the units in each chosen Investment Account;


(e)   any Loan Account balance and loan interest charged since the last report;


(f)   the premiums paid and policy transactions for the year; and


(g)   any further information required by law.


                               TAX CONSIDERATIONS


It is the intent that this policy be considered as life insurance for tax purposes, to comply with Section 7702 of the Internal Revenue Code of 1986, or any other equivalent section of the code. We reserve the right to limit the amount of premiums paid for this policy, or to make any other reasonable adjustments to the terms or conditions of this policy if it becomes necessary to allow it to qualify as life insurance.


This provision should not be construed to guarantee that the policy will be treated as life insurance or that the tax treatment of life insurance will never be changed by the future actions of any tax authority.

                              SUPPLEMENTARY BENEFIT


                EXTENSION OF MATURITY DATE PAST ATTAINED AGE 100


This benefit is part of the policy to which it is attached. Should any provisions in the policy conflict with this benefit, the provisions of this benefit will prevail.


Effective Date. This benefit takes effect on the Policy Date shown in the Policy Information section of your policy.


LIFE INSURED. The life insured is the person or persons whose life is covered by the policy as specified in the Policy Information section of the policy. If more than one person is so named, then references in this benefit to the life insured refers to the youngest of such persons and references to reaching Attained Age 100 refers to the date that person reaches such age or would have reached it if living. Any reference to the death of the life insured refers to the death of the last survivor.


BENEFIT. This benefit provides for extension of the policy's Maturity Date, whereby we will continue the policy after the life insured reaches Attained Age
100. If for any reason you choose not to continue the policy, you may surrender the policy for its Net Cash Surrender Value.


The following applies when the policy is continued in force after the life insured reaches Attained Age 100:


(a) the policy will be continued until the earlier of the death of the life insured or the date you surrender the policy;


(b)   we will not accept any further premium payments, only loan payments;


(c) we will discontinue making Monthly Deductions for cost of insurance charges and for expense charges listed in the Policy Information section of the policy;


(d)   we will continue to credit interest monthly to your Policy Value;


(e) you can continue to take Partial Net Cash Surrender Value Withdrawals and policy loans;


(f) you can continue to transfer portions of your Policy Value among the Investment Accounts and the Fixed Account; and


(g)   interest on any Policy Debt will continue to accrue.


DEFAULT AFTER THE MATURITY DATE. The policy will go into default if the Policy Debt equals or exceeds the Policy Value.


We will allow 61 days from the date that the policy goes into default, for you to pay the loan interest to bring the policy out of default. We will send a notice to you and to the life insured at least 15 days, but not more than 45 days prior to the termination of coverage. This notice will be sent to the last known address and will specify the required amount you must pay to bring the policy out of default. If we have notice of a policy assignment on file at our Service Office, we will also mail a copy of the notice of the amount due to the assignee on record.


BENEFIT COST.  There are no Monthly Deductions for this benefit.


TAXATION. THE POLICY MAY NOT QUALIFY AS LIFE INSURANCE AFTER ATTAINED AGE 100 AND MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES. YOU SHOULD CONSULT A TAX ADVISOR BEFORE CHOOSING TO CONTINUE THE POLICY AFTER ATTAINED AGE 100.


                            THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK


                                         /s/ James D. Gallagher
                                                President

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

        Home Office: 100 Summit Lake Drive, 2nd Floor, Valhalla, NY 10595


FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY.

ADJUSTABLE DEATH BENEFIT.

FLEXIBLE PREMIUMS PAYABLE TO THE MATURITY DATE OR UNTIL PRIOR DEATH OF THE LIFE INSURED.

POLICY VALUES ALLOCATED TO AN INVESTMENT ACCOUNT REFLECT THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS.

INVESTMENT OPTIONS ARE DESCRIBED IN THE "POLICY VALUE COMPOSITION" AND THE "INVESTMENT OPTIONS" PROVISIONS.

NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS).


         IMPORTANT  NOTICE

         To claim a benefit or request a change in your policy, contact our nearest representative or write to our Service Office at the address below.

         Please tell us promptly of any change in your address.

         WE STRONGLY URGE THAT, BEFORE YOU TAKE ANY ACTION TO
         REPLACE THIS OR ANY OTHER POLICY, YOU ASK THE ADVICE OF THE COMPANY THAT ISSUED THE POLICY.


                                                        [MANULIFE NEW YORK LOGO]


           Service Office Mailing Address:
           The Manufacturers Life Insurance Company of New York
           P.O. Box 633
           Niagara Square Station
           Buffalo, NY  14202-0633

           Toll Free Number: 1-888-267-7784


           Manulife Financial and the block design are registered service marks of The Manufacturers Life Insurance Company and are used by it and its subsidiaries.